Exhibit (h)(41)

APPENDIX A
TO
THE TRANSFER AGENCY SERVICES AGREEMENT
BETWEEN
EXCHANGE TRADED CONCEPTS TRUST
and
BROWN BROTHERS HARRIMAN & CO.
Dated as of 9/1/2021

The following is a list of Funds/Portfolios for which BBH shall serve under a Transfer Agency Services Agreement dated as of 9/28/2009 “the Agreement”:

EMQQ Emerging Markets Internet & Ecommerce ETF
Hull Tactical US ETF
Vesper US Large Cap Short-Term Reversal Strategy ETF
North Shore Global Uranium Mining ETF
Nifty India Financials ETF
Bitwise Crypto Innovators ETF
FMQQ The Next Frontier Internet & Ecommerce ETF

IN WITNESS WHEREOF, each of the parties hereto has caused this to be executed in its name and on behalf of each such Fund/Portfolio.

EXCHANGE TRADED CONCEPTS TRUST:

BY:	/s/ J. Garrett Stevens
NAME:	J. Garrett Stevens
TITLE:	Chief Executive Officer
DATE:	9/1/2021